Stephanie Dudek
Equity Securities Qualification

NYSE Arca, Inc. | 100 S. Wacker Drive | Suite 1800
Chicago, Illinois 60606
t 312.442.7761 | f 312.442.7178 |
| sdudek@nyse.com

December 14, 2006

Mr. Daniel Dunlap

Senior Attorney and Assistant Secretary

Allegheny Energy, Inc.

800 Cabin Hill Drive

Greensburg, PA 15601

Re:	Allegheny Energy, Inc. - Request for Voluntary Withdrawal from Listing

Dear Mr. Dunlap:

This letter is to advise that NYSE Arca Equities, Inc. Equity Qualification Staff (“Staff”) has met to consider Allegheny Energy, Inc.’s (the “Company”) request to withdrawal its common stock from listing, dated December 7, 2006. The request has been approved.

If the Company wishes to continue with the delisting process, it must file a Form 25 for the removal of the common stock from listing and registration on the Exchange pursuant to Securities Exchange Act of 1934, Rule 12d2-2c.

Upon filing, please forward a copy of the Company’s Form 25, in its entirety to my attention at the Exchange.

Until the Commission grants effectiveness to Allegheny Energy, Inc.’s application to delist, it remains imperative that the Company continues to submit all filings, payments of fees, etc. which are associated with being listed on the Exchange.

If you should have any questions pertaining to the Exchange portion of this process, please contact me directly at 312-442-7761 or at sdudek@nyse.com.

Sincerely,

/s/Stephanie Dudek

Stephanie Dudek

Equity Securities Qualification

NYSE Arca, Inc.